Exhibit 10.43

John Butler

EVP, Human Resources

                February 7, 2011

TO:	Mr. Antonio F. Fernandez

115 Old Washington Road

Ridgefield, CT 06877

RE:	TERMS of EMPLOYMENT

Dear Tony,

We are pleased to confirm the terms of employment for the position of Executive Vice President, Chief Supply Chain Officer for Pinnacle Foods Group LLC (“Pinnacle”), Mountain Lakes, NJ, at a bi-weekly salary of $16,346.15 (which equates to an annual salary of $425,000.00). You will report directly to Bob Gamgort, Chief Executive Officer. In addition to your base salary, you will be eligible for participation in our Management Incentive Program, which is designed to provide incentive compensation to employees who make a substantial contribution to the success of the Company. Your bonus target is 85% of your base salary. Your bonus payment is contingent on company performance and the achievement of personal performance targets recommended by Bob, and approved by the Pinnacle Compensation Committee.

You will receive Profits Interests of 500 Units in the Pinnacle senior management equity plan and you will be subject to all of the terms and conditions thereof.

Should your position be eliminated or you are terminated for anything other than cause, you would be guaranteed twelve (12) months of base salary and target bonus to be paid in accordance with our severance policy. In an effort to narrow the gap between our severance provisions and those of your current employer, the Company agrees to extend these severance provisions for up to an additional six (6) months or until you gain new employment, whichever comes first.

The Company also agrees to help mitigate any loss in deferred compensation that occurs as a result of your terminating employment with your current employer. Specifically, the Company agrees to offset up to 50% of any loss of such compensation up to a maximum company payment of $300,000. All after tax proceeds of this special payment, should it occur, to be reinvested by you in Company A Units.

ONE BLOOMFIELD AVENUE, MOUNTAIN LAKES, NEW JERSEY 07046

Phone: 973-541-8647 • Fax: 973-541-6693

You will be expected to execute a Confidentiality and Non-Disclosure Agreement with Pinnacle Foods Group LLC. It is my understanding, and you have confirmed, that you have signed a Confidentiality Agreement, Non-Disclosure Agreement and/or Non-Compete Agreement with your previous employer, a copy of which you will provide for Pinnacle’s review. Your employment with Pinnacle is contingent upon Pinnacle’s receipt, review and satisfaction regarding any obligations you may be under according to the terms of any of those agreements. You confirm that you are under no other obligations, including the above referenced Confidentiality Agreement, Non-Disclosure Agreement and/or Non-Compete Agreement or agreements with any other employer that would interfere with your employment with us and the job responsibilities as discussed to date. Further, you are not prohibited or restricted from accepting employment with Pinnacle as offered in this letter. Pinnacle also confirms that we do not want you to share any of the confidential information as part of your Pinnacle job responsibilities.

Additionally, you have confirmed to me that you are not in possession of any confidential, proprietary and/or trade secret information obtained from your current, or any former, employer, which you intend to utilize in furtherance of our business. Further you understand that you are specifically advised by Pinnacle against possessing or using any such confidential, proprietary and/or trade secret information. Should you have any questions regarding this matter, please contact me immediately.

Enclosed with this letter is information about Pinnacle’s Benefit Plan which includes: Medical Plan, Prescription Drug Plan, Dental Plan, Short-Term Disability Plan, Basic Life Insurance Plan and Business Travel Insurance Plan, along with a 401(k) Savings Program. You are eligible for four weeks of annual vacation. Our vacation year starts on January 1st .

Your employment is contingent upon successful completion of our employment process, including but not limited to: verification of your employment and education, reference checks, a pre-employment drug screening test and medical examination and/or inquiry. Please contact Mary Lou Kehoe, Director, Human Resources at 856-969-7318 to initiate the pre-employment process. If you have any questions regarding our offer, please don’t hesitate to contact me in our offices at 973-541-8647.

Please sign and return this letter to me. The mailing address is: 1 Bloomfield Avenue, Mountain Lakes, NJ 07046. We are looking forward to what we believe would be a mutually successful and beneficial relationship.

Regards,

            John L. Butler

                              EVP Human Resources

ACCEPTED:

ONE BLOOMFIELD AVENUE, MOUNTAIN LAKES, NEW JERSEY 07046

Phone: 973-541-8647 • Fax: 973-541-6693

Mr. Antonio F. Fernandez	Date

ONE BLOOMFIELD AVENUE, MOUNTAIN LAKES, NEW JERSEY 07046

Phone: 973-541-8647 • Fax: 973-541-6693